EXHIBIT 10.6
FIRST AMENDMENT TO AMENDED AND RESTATED
ARCHSTONE-SMITH TRUST EQUITY PLAN FOR OUTSIDE TRUSTEES
     The Plan is hereby amended, effective as of February 1, 2003, by substituting the following for subsection 2.4 of the Plan:
     “2.4. RSU Terms. Each RSU granted under the Plan on and after February 1, 2003 shall be subject to the following:
(a)	RSUs shall vest at the rate of 33.33% per year, beginning on the first anniversary of the date of grant; provided, however, that all RSUs shall become 100% vested in the event a Participant’s Date of Termination (as defined below) occurs by reason of death or disability. No RSU (or any portion thereof) shall vest after the Participant’s Date of Termination.

(b)	RSUs granted under Plan shall be evidenced by an Agreement duly executed on behalf of the Company and by the Trustee to whom such RSUs are granted and dated as of the applicable date of grant. Each Agreement shall comply with and be subject to the terms of the Plan.
Each vested RSU shall entitle the holder thereof to a share of Stock on the date on which the RSU becomes vested; provided, however, that prior to the date on which an RSU otherwise vests, to the extent permitted by the Administrator, a Participant may irrevocably elect to defer receipt of such shares of Stock in accordance with the terms of the Deferred Compensation Plan.”